Exhibit 10.21

Prudential Financial, Inc.

Non-Employee Director Compensation Summary

(Effective February 10, 2015)

Upon becoming a director, each non-employee director (a “Director”) receives a one-time grant of $150,000 in Prudential Financial restricted stock units that vest after one year and are deferred until retirement from the Board under the Prudential Financial, Inc. 2011 Deferred Compensation Plan for Non-Employee Directors.

Each Director receives an annual retainer of $300,000 of which (i) 50% is payable in cash that may be deferred at the Director’s option and (ii) 50% is paid in the form of restricted stock units that vest after one year. If the Director satisfies the Director Stock Ownership Guidelines, the restricted stock units are payable in stock or cash (at the Director’s option) at vesting and may be deferred beyond vesting at the Director’s option. If the Director does not satisfy the Director Stock Ownership Guidelines, the restricted stock units are automatically deferred until retirement from the Board under the Prudential Financial, Inc. 2011 Deferred Compensation Plan for Non-Employee Directors.

The Chairperson of the Audit Committee receives an additional $35,000 retainer payable in cash that may be deferred at the Director’s option.

The Chairperson of the Risk Committee receives an additional $35,000 retainer payable in cash that may be deferred at the Director’s option.

The Chairperson of the Compensation Committee receives an additional $30,000 retainer payable in cash that may be deferred at the Director’s option.

All Committee Chairpersons other than the Chairpersons of the Audit Committee, Risk Committee and Compensation Committee receive an additional $20,000 retainer payable in cash that may be deferred at the Director’s option.

The Lead Director receives an additional $50,000 retainer payable in cash that may be deferred at the Director’s option.

There are no other retainer fees for Committee membership or meeting fees, other than fees for attending meetings of the Community Resources Committee (which generally meets on a day separate from Board meetings). Members of this committee receive $1,250 per meeting.

Note: For purposes of this policy, “retirement” means the Director’s termination of service on the Board for any reason regardless of the Director’s age at the time of retirement.